RUSSELL EXCHANGE TRADED FUNDS TRUST

ACQUIRING FUND AGREEMENT

This Acquiring Fund Agreement (the “Agreement”) is made as of the date set forth below between the Russell Exchange Traded Funds Trust (the “Trust”) and                     (the “Acquiring Fund”).

WHEREAS, Section 12(d)(1)(A) (“Section 12(d)(1)(A)”) of the Investment Company Act of 1940, as amended (the “1940 Act”), limits investment by an investment company, as defined in the 1940 Act, and affiliates of such company, in any other investment company that is registered under the 1940 Act; and

WHEREAS, the Trust is an investment company registered as such under the 1940 Act; and is organized as a series fund with multiple separate series (each such series a “Fund” and collectively the “Funds”); and

WHEREAS, the Acquiring Fund is a registered investment company or otherwise meets the definition of “investment company” under the 1940 Act; and

WHEREAS, the Securities and Exchange Commission (the “Commission”) has granted an order (Rel. No. IC-                    , [DATE]) exempting the Trust and certain investment companies investing in the Trust from the limits of Section 12(d)(1)(A) (such order and the application therefor together, the “Order”); and

WHEREAS, in reliance on the Order, the Acquiring Fund may acquire shares in the Funds (“Shares”) in excess of the limits imposed by Section 12(d)(1)(A); and

WHEREAS, pursuant to the conditions set forth in the Order, each Acquiring Fund must enter into a written agreement with the Trust prior to acquiring Shares in excess of the limits imposed by Section 12(d)(1)(A);

NOW, THEREFORE, the Trust and the Acquiring Fund agree as follows:

1. Capitalized terms used and not otherwise defined herein shall have the meanings assigned such terms in the Order.

2. The members of the Acquiring Fund’s Advisory Group will not control (individually or in the aggregate) a Fund within the meaning of Section 2(a)(9) of the 1940 Act. The members of an Acquiring Fund Sub-Advisory Group will not control (individually or in the aggregate) a Fund within the meaning of Section 2(a)(9) of the 1940 Act. If, as a result of a decrease of the outstanding voting securities of a Fund, the Acquiring Fund’s Advisory Group or the Acquiring Fund’s Sub-Advisory Group, each in the aggregate, becomes a holder of more than 25 percent of the outstanding Fund Shares of a Fund, it will vote its shares of the Fund in the same proportion as the vote of all other holders of the Fund’s Shares. This condition does not apply to the Acquiring Fund’s Sub-Advisory Group with respect to a Fund for which the Acquiring Fund’s Sub-Advisor or a person controlling, controlled by, or under common control with the Acquiring Fund’s Sub-Advisor acts as the investment adviser within the meaning of

Section 2(a)(20)(A) of the 1940 Act (in the case of an Open-end Fund) or as the sponsor (in the case of a UIT Fund).

For purposes of this Agreement, an “Acquiring Fund’s Advisory Group” is defined as the Acquiring Fund Advisor, Sponsor, any person controlling, controlled by or under common control with the Acquiring Fund Advisor or Sponsor, and any investment company or issuer that would be an investment company but for Section 3(c)(l) or 3(c)(7) of the 1940 Act, that is advised or sponsored by the Acquiring Fund Advisor, Sponsor or any person controlling, controlled by or under common control with the Acquiring Fund Advisor or Sponsor. For purposes of this Agreement, an “Acquiring Fund’s Sub-Advisory Group” is defined as any Acquiring Fund Sub-Advisor, any person controlling, controlled by, or under common control with the Acquiring Fund Sub-Advisor, and any investment company or issuer that would be an investment company but for Section 3(c)(l) or 3(c)(7) of the 1940 Act (or portion of such investment company or issuer) advised or sponsored by the Acquiring Fund Sub-Advisor or any person controlling, controlled by or under common control with the Acquiring Fund Sub-Advisor.

3. The Acquiring Fund or Acquiring Fund Affiliate will not cause any existing or potential investment by the Acquiring Fund in a Fund to influence the terms of any services or transactions between the Acquiring Fund or Acquiring Fund Affiliate and the Fund or Fund Affiliate.

“Fund Affiliate” is defined as an investment adviser, promoter or principal underwriter of a Fund and any person controlling, controlled by or under common control with any of these entities. “Acquiring Fund Affiliate” is defined as the Acquiring Fund Advisor, Acquiring Fund Sub-Advisor(s), any Sponsor, promoter or principal underwriter of an Acquiring Fund and any person controlling, controlled by or under common control with any of these entities.

4. If the Acquiring Fund is a management company, as defined in Section 4 of the 1940 Act (an “Acquiring Management Company”), before the Acquiring Fund relies on the Order, the board of directors or trustees of an Acquiring Management Company, including a majority of the disinterested directors or trustees, will adopt procedures reasonably designed to assure that the Acquiring Fund Advisor and any Acquiring Fund Sub-Advisor are conducting the investment program of the Acquiring Management Company without taking into account any consideration received by the Acquiring Management Company or an Acquiring Fund Affiliate from a Fund or Fund Affiliate in connection with any services or transactions. Proper evidence of such approval, including but not limited to, certified resolutions of the Board as to the foregoing approval, shall be provided to the Trust upon request.

5. The Acquiring Fund or Acquiring Fund Affiliate will not cause a Fund to purchase a security in any Affiliated Underwriting, except to the extent that it is acting in its capacity as investment adviser to a Fund or sponsor to a UIT Fund. Nothing in this Agreement, however, shall limit the authority of the Trust to accept and satisfy in-kind creation orders and redemption requests from an Acquiring Fund or an Underwriting Affiliate that is also an Authorized Participant in the ordinary course of business.

For purposes of this Agreement, an “Underwriting Affiliate” is an offering of securities during the existence of an underwriting or selling syndicate of which a principal underwriter is an Underwriting Affiliate. An “Underwriting Affiliate” is defined as a principal underwriter in any underwriting or selling syndicate that is an officer, director, member of an advisory board, Acquiring Fund Advisor, Acquiring Fund Sub-Advisor, Sponsor, or employee of the Acquiring Fund, or a person of which any such officer, director, member of an advisory board, Acquiring Fund Advisor, Acquiring Fund Sub-Advisor, Sponsor, or employee is an affiliated person, except any person whose relationship to the Fund is covered by Section 10(f) of the 1940 Act is not an Underwriting Affiliate.

6. The Acquiring Fund will not acquire Shares in excess of the limits of Section 12(d)(1)(A) unless and until the Acquiring Fund and the Trust have executed this Agreement and complied with the terms and conditions hereof. At the time of its investment in Shares of a Fund in excess of the limit in Section 12(d)(1)(A)(i), an Acquiring Fund will notify the applicable Trust of the investment. At such time, the Acquiring Fund will also transmit to such Trust a list of the names of each Acquiring Fund Affiliate and Underwriting Affiliate. The Acquiring Fund will notify the Trust of any changes to the list of names as soon as reasonably practicable after the change occurs.

7. The Acquiring Fund and the Trust agree that each shall preserve a copy of this Agreement, the Order, the list of Acquiring Fund Affiliates and Underwriting Affiliates with any updated information and a copy of the Order for the duration of the investment and for a period of not less than six (6) years thereafter, the first two years shall be maintained by the Acquiring Fund and the Trust in an easily accessible place.

8. The Acquiring Fund represents and warrants to the Trust that the Acquiring Fund’s board of directors or trustees, investment adviser or sponsor, and trustee, as applicable, have received a copy of and have read and understand the terms and conditions of the Order, and agree to fulfill their responsibilities under the Order. The Acquiring Fund further represents and warrants to the Trust that the foregoing persons understand that the Order pertains only to investments in the Trust and not to investments in any other investment company. The Acquiring Fund understands that this Agreement is entered into in furtherance of, and pursuant to, the Order, and agrees that this Agreement shall be interpreted consistently therewith.

Once an investment by an Acquiring Fund in the securities of a Fund exceeds the limits of Section 12(d)(1)(A)(i) of the 1940 Act, the Board of a Fund, including a majority of the Independent Trustees, will determine that any consideration paid by the Fund to an Acquiring Fund or Acquiring Fund Affiliate in connection with any services or transactions (i) is fair and reasonable in relation to the nature and quality of the services and benefits received by the Fund; (ii) is within the range of consideration that the Fund would be required to pay to another unaffiliated entity in connection with the same services or transactions; and (iii) does not involve overreaching on the part of any person concerned. This provision does not apply with respect to any services or transactions between a Fund and its investment adviser(s) or any person controlling, controlled by, or under common control with such investment adviser(s).

9. The Acquiring Fund agrees that it has sole responsibility under the Order and this Agreement to monitor the limits of Section 12(d)(1)(A) as they pertain to its acquisition of Shares.

10. The Acquiring Fund represents and warrants to the Trust that, if it is a Management Company, its investment adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or is exempt from such registration.

11. The Acquiring Fund represents and warrants to the Trust that, if it purchases Creation Units directly from the Trust, it will do so only in compliance with the Acquiring Fund’s investment restrictions and only if so doing is consistent with the investment policies set forth in the Acquiring Fund’s registration statement under the Securities Act of 1933.

12. The Acquiring Fund Advisor, Trustee or Sponsor as applicable, will waive fees otherwise payable to it by the Acquiring Fund or Acquiring Trust, as applicable, in an amount at least equal to any compensation (including fees received pursuant to any plan adopted by a Fund under Rule 12b-1 under the 1940 Act) received from a Fund by the Acquiring Fund Advisor, Trustee or Sponsor, or an affiliated person of the Acquiring Fund Advisor, Trustee or Sponsor, other than any advisory fees paid to the Acquiring Fund Advisor, Trustee, or Sponsor or its affiliated person by a Fund, in connection with the investment by the Acquiring Fund, in the Fund. Any Acquiring Fund Sub-Advisor will waive fees otherwise payable to the Acquiring Fund Sub-Advisor, directly or indirectly, by the Acquiring Management Company in an amount at least equal to any compensation received by the Acquiring Fund Sub-Advisor, or an affiliated person of the Acquiring Fund Sub-Advisor, other than any advisory fees paid to the Acquiring Fund Sub-Advisor or its affiliated person by a Fund, in connection with any investment by the Acquiring Management Company in a Fund made at the direction of the Acquiring Fund Sub-Advisor. In the event that the Acquiring Fund Sub-Advisor waives fees, the benefit of the waiver will be passed through to the Acquiring Management Company.

13. The Acquiring Fund represents and warrants to the Trust that it understands and complies with the National Association of Securities Dealers, Inc. Conduct Rule 2830 and that any sales charge and/or service fees (other than customary brokerage fees) charged with respect to shares in the Acquiring Fund will not exceed the limits applicable to a fund of funds as set forth in that rule.

14. If it is acquiring Shares in excess of either (i) the 5% limit of Section 12(d)(1)(A)(ii) of the 1940 Act or (ii) the 10% limit of Section 12(d)(1)(A)(iii) of the 1940 Act, the Acquiring Fund represents and warrants to the Trust, and agrees, that its prospectus will disclose in “plain English” the fact that it does or may invest in exchange-traded funds such as the Trust, the unique characteristics of a fund that invests in Funds, and the expenses of so doing.

15. Before approving any advisory contract under Section 15 of the 1940 Act, the board of directors or trustees of each Acquiring Management Company, including a majority of the disinterested directors or trustees, will find that the advisory fees charged under such advisory contract are based on services provided that will be in addition to, rather than duplicative of, the services provided under the advisory contract(s) of any Fund in which the

Acquiring Management Company may invest. These findings and their basis will be recorded fully in the minute books of the appropriate Acquiring Management Company.

16. Any of the provisions of this Agreement notwithstanding, the Acquiring Fund represents and warrants to the Trust that it operates, and will continue to operate, in compliance with the 1940 Act, and the Commission’s rules and regulations thereunder. The Acquiring Fund agrees that the Trust is entitled to rely on the representations contained in this Agreement and that the Trust has no independent duty to monitor the Acquiring Fund’s compliance with this Agreement, the Order, the 1940 Act, or the Commission’s rules and regulations thereunder.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the      day of         , 20    .

Name of Acquiring Fund

By:
Name:
Title:

ACCEPTED:

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:
Name:
Title: